EXHIBIT 5.1

                                Joseph J. Tomasek
                                 Attorney At Law
                            75-77 North Bridge Street
                          Somerville, New Jersey 08876

                                 January 2, 2007

Magnitude Information Systems, Inc.
401 State Route 24
Chester, New Jersey 07930

Ladies and Gentlemen:

      I have acted as counsel for Magnitude Information Systems, Inc., a Delaware corporation ("Magnitude"), in connection with the preparation of Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission') with respect to the resale of an aggregate 151,849,976 shares of Magnitude's common stock, par value $.0001 per share (the "Shares") by the Selling Shareholders listed in the Registration Statement. Of the 151,849,976 Shares (a)85,806,885 Shares are already issued, the "Issued Shares"), 3,000,000 Shares will be issued by the Company on January 7, 2007 to a former employee (the "Employee Shares"), 57,964,683 Shares are issuable upon the exercise of Warrants (the "Warrant Shares") and 5,078,408 Shares are issuable upon the exercise of stock options (the "Option Shares").

      I have examined such corporate records, certificates and other documents as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Magnitude, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Magnitude and others.

      Based on such examination, I am of the opinion that:

(a)   the Issued Shares are validly issued, fully-paid and non-assessable;

(b) the Employee Shares, when issued in accordance with the terms of the applicable agreement with the Company, will be validly issued, fully paid and non-assessable;

(c) the Warrant Shares, when issued in accordance with the terms of the applicable warrant and fully paid for in accordance with the terms of the applicable warrant, will be validly issued, fully paid and non-assessable;and

(d) the Option Shares, when issued in accordance with the terms of the applicable stock option and fully paid for in accordance with the terms of the applicable stock option, will be validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the prospectus that forms a part of the Registration Statement.

                                        Very truly yours,


                                        /S/ Joseph J. Tomasek
                                        ----------------------------------------
                                        Joseph J. Tomasek, Esq.